Exhibit 3

[Translation]

TDK IMMEDIATE RELEASE

October 31, 2002

Name of Listed Company:	TDK Corporation (the “Company”)

Securities Code No.:	6762

Stock Exchange(s) where the Company’s shares are listed in Japan:

The Tokyo Stock Exchange and the
Osaka Securities Exchange

Name of Representative:	Mr. Hajime Sawabe

President and Representative Director

Any inquiry related hereto should be made to:

Corporate Communications Dept.

TEL 03(5201)7102

Notice of Business Results for the Interim Settlement of Accounts of the Business Year Ending March 31, 2003

         For the business year ending March 31, 2003, we hereby announce the results of the second quarter settlement and the interim settlement of consolidated accounts and the results of the interim settlement of non-consolidated accounts based on the United States generally accepted accounting principles (U.S. GAAP).

1)	Summary of Business Results

         Consolidated Results (for the interim period from April 1, 2002 to September 30, 2002) [U.S. GAAP]

					(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or decrease

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Net Sales	296,380	100.0	270,786	100.0	25,594	9.5

Operating Profit (Δ loss)	10,019	3.4	Δ 2,811	Δ 1.0	12,830	—

Earnings before Income Taxes (Δ loss)	7,636	2.6	Δ 3,082	Δ 1.1	10,718	—

Interim Net Earnings	4,645	1.6	1,832	0.7	2,813	153.5

Interim Net Earnings per Share	34.98 yen		13.78 yen

(Sales Breakdown)

					(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or Decrease

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Electronic materials & components	234,272	79.0	209,607	77.4	24,665	11.8

Electronic materials	88,918	30.0	81,367	30.1	7,551	9.3

Electronic devices	59,293	20.0	54,264	20.0	5,029	9.3

Recording devices	78,173	26.4	64,022	23.6	14,151	22.1

Semiconductors & others	7,888	2.6	9,954	3.7	Δ 2,066	Δ 20.8

Recording media & systems	62,108	21.0	61,179	22.6	929	1.5

Total	296,380	100.0	270,786	100.0	25,594	9.5

Overseas Sales (included in the total)	212,091	71.6	185,616	68.5	26,475	14.3

(Notes)
1.	Net earnings per share for the interim period are calculated on the basis of weighted average number of shares of common stock in issue (the aggregate number of issued shares).
2.	“Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (the Emerging Issues Task Force (“EITF”) 01-9) has been adopted for the year ending March 31, 2003. Accordingly, the figures of the corresponding period of the previous year have been restated.

Non-Consolidated Results (for the interim period from April 1, 2002 to September 30, 2002)

					(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or decrease

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Net Sales	167,260	100.0	164,023	100.0	3,237	2.0

Operating Profit (Δ loss)	3,480	2.1	Δ 319	Δ 0.2	3,799	—

Recurring Profit	6,937	4.1	13,970	8.5	Δ 7,033	Δ 50.3

Interim Net Earnings	1,056	0.6	9,752	5.9	Δ 8,696	Δ 89.2

Interim Net Earnings per Share	7.96 yen		73.22 yen

Interim Dividends per Share	25.00 yen		30.00 yen

(Notes)
1.	Any amount less than one million yen is omitted. The same shall apply hereafter.
2.	Net earnings per share for the interim period are calculated on the basis of weighted average number of shares of common stock (the aggregate number of issued shares).

(Sales Breakdown)

					(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or Decrease

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Electronic materials & components	146,384	87.5	140,647	85.7	5,737	4.1

Electronic materials	70,620	42.2	64,624	39.4	5,996	9.3

Electronic devices	45,694	27.3	39,835	24.3	5,859	14.7

Recording devices	24,055	14.4	26,486	16.1	Δ 2,431	Δ 9.2

Semiconductors & others	6,013	3.6	9,700	5.9	Δ 3,687	Δ 38.0

Recording media & systems	20,876	12.5	23,376	14.3	Δ 2,500	Δ 10.7

Total	167,260	100.0	164,023	100.0	3,237	2.0

Overseas Sales (included in the total)	90,622	54.2	82,183	50.1	8,439	10.3

Consolidated
The Second Quarter of the Business Year

Consolidated Results (for the second quarter of the business year from July 1, 2002 to September 30, 2002) [U.S. GAAP]

					(Millions of yen)

Period	July 1, 2002 -		July 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or decrease

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Net Sales	147,672	100.0	130,542	100.0	17,130	13.1

Operating Profit (Δ loss)	4,033	2.7	Δ 5,400	Δ 4.1	9,433	—

Earnings before Income Taxes (Δ loss)	4,333	2.9	Δ 5,646	Δ 4.3	9,979	—

Interim Net Earnings	2,484	1.7	625	0.5	1,859	297.4

Interim Net Earnings per Share	18.71 yen		4.71 yen

(Sales Breakdown)

					(Millions of yen)

Period	July 1, 2002 -		July 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or Decrease

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Electronic materials & components	116,102	78.6	99,286	76.1	16,816	16.9

Electronic materials	43,058	29.2	37,467	28.7	5,591	14.9

Electronic devices	29,449	19.9	25,714	19.7	3,735	14.5

Recording devices	39,832	27.0	31,188	23.9	8,644	27.7

Semiconductors & others	3,763	2.5	4,917	3.8	Δ 1,154	Δ 23.5

Recording media & systems	31,570	21.4	31,256	23.9	314	1.0

Total	147,672	100.0	130,542	100.0	17,130	13.1

Overseas Sales (included in the total)	105,900	71.7	88,871	68.1	17,029	19.2

(Notes)
1.	Net earnings per share for the interim period are calculated on the basis of weighted average number of shares of common stock in issue (the aggregate number of issued shares).
2.	“Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (the Emerging Issues Task Force (“EITF”) 01-9) has been adopted for the year ending March 31, 2003. Accordingly, the figures of the corresponding period of the previous business year have been restated.

2)	Conditions of Corporate Group

         The Corporate Group consists of TDK Corporation (the “Company”), its 73 subsidiaries and 7 affiliates and engages in manufacturing and sale of electronic materials & components and recording media & systems products.

         Contents of businesses, and the relation of the Company and its associated companies to such businesses are as follows:

Division	Major products	Principal companies

Electronic materials & components

Electronic materials	ferrite cores, ferrite magnets, rare-earth cobalt magnets, ceramic capacitors	The Company TDK-MCC Corporation TDK Taiwan Corporation TDK Corporation of America 28 other companies (domestic: 5, overseas: 23) (Total number: 32)

Electronic devices	high-frequency circuit components, noise filters, piezoelectric products, sensors, inductors, transformers, switching power supplies, DC-DC converters, DC-AC inverters	The Company TDK Hong Kong Co., Ltd. TDK Taiwan Corporation TDK Akita Manufacturing Corp. 27 other companies (domestic: 7, overseas: 20) (Total number: 31)

Recording devices	GMR heads, thermal heads, optical heads	The Company SAE Magnetics (H. K.) Ltd. TDK Philippines Corporation 14 other companies (domestic: 1, overseas: 13) (Total number: 17)

Semiconductors & others	semiconductor ICs, organic electroluminescent (EL), anechoic chambers	The Company TDK Semiconductor Corporation 16 other companies (domestic: 7, overseas: 9) (Total number: 18)

Recording media & systems	audiotapes, videotapes, CD-Rs, MDs, DVDs, “BS”/“CS” parabolic antenna, PC softwares, PC cards, data storage tapes used in computers	The Company TDK Recording Media Europe S.A. TDK Electronics Corporation TDK Marketing Corporation 17 other companies (domestic: 2, overseas: 15) (Total number: 21)

(Notes)	1.	No mark ···· consolidated subsidiaries * ···· affiliates as to investments in which the equity method of accounting has been carried out
	2.	As of April 1, 2002, the production sites in Japan were reformulated. Accordingly, three companies, Tsuruoka TDK Corporation (a surviving company), Sakata TDK Corporation and Yuza TDK Corporation, merged to become a new company, TDK Shonai Manufacturing Corporation. Three companies, Ouchi TDK Corporation (a surviving company), Kanaura TDK Corporation and Yuzawa TDK Corporation, merged to become a new company, TDK Akita Manufacturing Corporation. In addition, Kisakata TDK Corporation was absorbed and merged into TDK-MCC Corporation. All of the above-mentioned companies’ shares are 100% owned by the Company and they are consolidated subsidiaries of the Company.

3)	Management Policy

1.	Fundamental Policy for Management of the Company

The Company was founded in 1935 for the purpose of the first industrial development in the world of ferrite, a magnetic material. The Company has engaged in research and development of a variety of other electronic materials and components based on its initial corporate philosophy of contributing to culture and industry through creativity.

We desire to be a corporation that will always provide high value to all stakeholders through ongoing efforts to devise new ideas and a spirit of taking on challenges, and will keep generating inspiration and excitement of highest caliber.

2.	Fundamental Policy for Distribution of Profits

The Company considers it one of the important goals of management to return profits to its stockholders, and will distribute such profits with comprehensive reference to the level of return on equity (ROE), dividends on equity (DOE), etc., and future trends in its business results.

With respect to internal reserves, the Company will invest in research and development of new technologies including magneto-optical recording, mobile communications, recording devices with large capacities, semiconductor applied products and data communications, in response to rapid technological innovation in the electronics industry. At the same time the Company will develop new products and technologies, and enhance its competitiveness, in response to the further development of internationalization.

3.	Medium, Long-Term Operating Strategies

Rapid innovations in information technology (IT), including the Internet, has accelerated the speed of business. It is now possible to quickly differentiate products and services with value from those without. This is an era where only those companies with true value will survive. The Company will determine its strengths and weaknesses and will devote energy to the areas where it can further enhance its specialized expertise. In this way, the Company desires to continue to improve its corporate value into the twenty-first century.

In order to respond to these changes in circumstances, the Company aims to become an exciting company and to increase its corporate value. It has initiated a project entitled “Exciting 108”, a new medium-term project to be implemented over four years from April 2000 until the end of the business year ending March 31, 2004.

The following three principles will be established and implemented as basic strategies for this project:

I	Seeking to become an e-material solution provider
Based on the keywords “speed” and “timing”, the Company will develop e-material solutions, which will anticipate and quickly solve customer problems, using technologies for materials in which the Company’s strengths lie. E-material solutions represent a method of rapidly producing and providing high-value-added products to customers. In particular, during the medium term, the Company will aggressively engage in the business areas of recording and communications.

II	Build a world-class management system
The concept of borders is increasingly disappearing from business and management. Labor and employment practices are also changing rapidly. The Company will rapidly establish a variety of systems through which management may respond to such changes taking place in its evolving business environment.

III	Challenge to zero emissions
The Company aims at the accomplishment of eco-factories with zero emissions, which will completely eliminate, reuse and recycle waste discharged from its plants. As a final goal, the Company desires to be able to recycle 100% of its produced wastes and accomplish zero emissions.

By accomplishing these three principles, the Company will maximize corporate value, exist in harmony with the world and contribute to society.

The Company will implement various policies based on the above-mentioned principles. However, the Company will take flexible steps in this direction in consideration of the current severe operating environment.

4.	Corporate Ethics

The Company is fully aware that corporate activities in contravention of the corporate ethics will jeopardize its continuance and has, therefore, set out the “TDK Corporate Code of Ethics”. The Company endeavors to promote such ethics and improve its risk management capabilities.

5.	Policies for Corporate Governance

Upon approval at the Ordinary General Meeting of Stockholders held on June 27, 2002 and a meeting of the Board of Directors held thereafter, the Company introduced the following policies as stated below, in order to improve the soundness of the corporation, transparency and stockholders’ value, envisaging further improvement of the corporate governance.

(1)	Activating the Board of Directors: In order to reinforce the supervising ability of the Board of Directors regarding business operations, one outside Director was newly elected. At the same time, the number of Directors was decreased to seven (7) Directors from the current twelve (12) Directors in order to activate the Board of Directors.
(2)	Introduction of the Corporate Officers’ System: A Corporate Officers’ system consisting of 18 corporate officers was introduced, in order to strengthen operating capabilities and management efficiencies. This will facilitate quick decision-making based on the authority to be delegated, and serve to clearly define responsibilities and authority in the process of business operations.
(3)	Establishment of the Remuneration Committee: A Remuneration Committee, the chief of which is the outside Director and which consists of a corporate officer in charge of personnel and outside experts, etc., has been established as an advisory committee of the Board of Directors. For the purpose of sharing interests among Directors, stockholders and corporate officers, a remuneration system that responds to the business results of the Company was introduced, which involves, among other things, an expansion of the scope of Directors’ and corporate officers’ remuneration that is linked with business results, and the suspension of the reserve for retirement grants for officers hereafter. The scope of the stock option plan was also expanded to include executives of affiliates of the Company, as well as Directors, managing staff and corporate officers of the Company.

6.	Policies for Reduction in the Investment Unit

The Company changed one unit (1 tan-gen) of shares from 1,000 shares to 100 shares on August 1, 2000, in order to facilitate the circulation of shares of the Company and expand types of investors. The Company is in the process of considering ho to deal with the reduction in its investment unit of shares hereafter, taking carefully into account expenses incurred therewith and the effect thereof, etc. At this stage, concrete policies and schedule have not yet been determined.

4)	Operating Results and Financial Conditions

1.	Outline of business results for the interim settlement of accounts for the six months ended September 30, 2002

         We hereby report the results of the interim settlement of accounts for the six months ended September 30, 2002.

         On a consolidated basis, for the interim period ended September 30, 2002, net sales amounted to ¥296,380 million (up 9.5% from the corresponding period of the preceding business year); operating profit amounted to ¥10,019 million (operating loss of ¥2,811 million was stated for the corresponding period of the preceding business year); earnings before income taxes amounted to ¥7,636 million (losses before income taxes of ¥3,082 million was stated for the corresponding period of the preceding business year); net earnings for the interim period under review amounted to ¥4,645 million (up 153.5% from the corresponding period of the preceding business year); and net earnings per share for the interim period under review amounted to ¥34.98.

         The average exchange rates of the yen against the U.S. dollar and the Euro during the interim period under review depreciated to ¥123 and ¥117, respectively (down 1% and 9%, respectively, from the corresponding period of the preceding business year). As a result, business results increased when converted to yen. The amounts by which net sales and operating profit were favorably affected by such exchange rates were approximately ¥3.9 billion and ¥500 million, respectively.

<Outline of sales by division>

         Outline of sales by division are set forth based on the following classifications.

Electronic materials & components segment

         Overall sales of this segment amounted to ¥234,272 million (up 11.8% from the corresponding period of the preceding business year). Sales of this segment for the first quarter of the business year increased as inventory adjustments of the Company’s business partners progressed and the Company began to receive orders of components from these business partners from the beginning of the year. However, orders began to decrease in June and thus sales for the second quarter of the business year decreased slightly compared to those of the first quarter. An outline of each product is as follows:

         Electronic materials

         Sales in this sector amounted to ¥88,918 million (up 9.3% from the corresponding period of the preceding business year).

         <Chip capacitors>

         Sales of chip capacitors for the interim period under review increased compared to those of the corresponding period of the preceding business year due to increase in sales of products of audio and visual (“AV”) areas such as DVD players and video games, PC related areas as well as automobile areas in line with development and increase in electronic parts utilized in automobiles.

         <Ferrite cores & magnets>

         Overall sales of ferrite cores decreased as demand for cores required for data communications relating to information technologies (“IT”) did not recover and sales of deflection yoke cores which are major components for TV and PC monitors decreased due to severe competition, although sales of cores for back light of LCD panels and cores for power supplies used mainly for AVs were favorable. Overall sales of magnets increased slightly due to steady increase of sales of magnets required for automobiles and components segments, which had begun in the preceding business year.

         Electronic devices

         Sales in this sector amounted to ¥59,293 million (up 9.3% from the corresponding period of the preceding business year).

         <Inductive devices>

         Overall sales of inductive devices increased slightly due to an increase in sales of PC related areas and automobile areas in line with development and an increase in electronic parts utilized in automobiles, although sales of products in data communication areas grew but only at a lower rate.

         <High-frequency components>

         In high-frequency components, the sales ratio of products used for data communications, mainly cellular phones, is high. Sales decreased slightly compared to those of corresponding period of the preceding business year due to strong demand to reduce selling price, while sales have begun to recover compared to those of latter half of the preceding business year.

         <Other products>

         Overall sales of other products increased due to favorable sales of DC/DC converters for entertainment devices.

         Recording devices

         Sales in this sector amounted to ¥78,173 million (up 22.1% from the corresponding period of the preceding business year). Sales of heads for hard-disc drives (“HDDs”) increased due to recovery of the Company’s market share, mainly owing to an increase in market share of the 40 Gigabyte Disc products, which were highly valued by customers of the Company. Sales of other head products decreased due to the slowdown of demand, among other factors.

         Semiconductors & others

         Sales in this sector amounted to ¥7,888 million (down 20.8% from the corresponding period of the preceding business year). Sales of ICs for WAN/LAN and set-top box modems decreased substantially as investment in data infrastructure equipment remained sluggish. Furthermore, sales of business related to anechoic testing chambers for noise reduction decreased as projects therefor were called off or postponed successively due to global economic downturn and future uncertainty.

Recording media & systems segment

         Sales in this segment amounted to ¥62,108 million (up 1.5% from the corresponding period of the preceding business year). A decrease in sales of audio tapes due to shrinking demand, was made up by an increase in sales of data storage tapes for PCs which acquired regulatory approval of a new standard called “Linear Tape-Open” (“LTO”) in the preceding business year and those of software related products. Sales of videotapes during the interim period under review increased slightly, fueled by World Cup Soccer. Sales of optical media stayed almost even due to decrease in demand for MDs and decline in selling price of CD-R write-once disks, although demand for CD-Rs and DVDs increased.

<Sales by region>

         Sales in Japan amounted to ¥84,289 million (down 1.0% from the corresponding period of the preceding business year). Although sales of DC/DC converters for entertainment devices were favorable, sales of many other products were sluggish compared to other regions.

         In the American region, sales amounted to ¥56,294 million (up 11.6% from the corresponding period of the preceding business year). Sales of recording devices increased due to recovery of market share and sales of recording media & systems segment, mainly data storage tapes for PCs, increased.

         In Europe, sales amounted to ¥34,368 million (down 9.1% from the corresponding period of the preceding business year). Such a decrease in sales is attributable to the sluggish sales in high-frequency components for GSM-format cellular phones as well as decreased demand for audiotapes and MDs in recording media & systems segment.

         Sales in Asia and other regions amounted to ¥121,429 million (up 24.8% from the corresponding period of the preceding business year). Sales in these regions increased due to an increase in sales of recording devices owing to recovery of market share and an increase in orders of electronic materials and electronic device products.

         Consequently, overseas sales totaled ¥212,091 million (up 14.3% from the corresponding period of the preceding business year). The ratio of overseas sales to total sales on a consolidated basis was up 3.1 percentage points to 71.6% compared with 68.5% in the corresponding period of the preceding business year.

         On a non-consolidated basis, net sales amounted to ¥167,260 million (up 2.0 % from the corresponding period of the preceding business year); recurring profit amounted to ¥6,937 million (down 50.3 % from the corresponding period of the preceding business year); net earnings for the six months ended September 30, 2002, on the other hand, amounted to ¥1,056 million (down 89.2 % from the corresponding period of the preceding business year) and interim net earnings per share was ¥7.96.

         Sales of the electronic materials & components segment on a non-consolidated basis amounted to ¥146,384 million (up 4.1 % from the corresponding period of the preceding business year) due to favorable sales of chip capacitors and DC/DC converters for entertainment devices. Sales of the recording media & systems segment on a non-consolidated basis amounted to ¥20,876 million (down 10.7 % from the corresponding period of the preceding business year) due to a decrease in demand for audiotapes and MDs, among others.

         At the meeting of the Board of Directors held today, an interim dividend of ¥25 per share for the interim period ended September 30, 2002 was decided upon.

2.	Financial conditions

         1) Condition of assets, liabilities and stockholders’ equity

• Total assets:	¥727,674 million	(a decrease of 3.0% compared with the end of the preceding business year)

• Stockholders’ equity:	¥564,595 million	(a decrease of 3.3% compared with the end of the preceding business year)

• Ratio of stockholders’ equity:	77.6%	(a decrease of 0.3% compared with the end of the preceding business year)

         As of September 30, 2002, cash and cash equivalents increased by ¥22,061 million, and trade receivables and inventories decreased by ¥5,031 million and ¥7,435 million, respectively, compared with the end of the preceding business year. Tangible fixed assets decreased by ¥21,550 million due to review of the contents of capital investment. As a result, total assets decreased by ¥22,236 million compared with the end of preceding business year.

         Other current liabilities decreased by ¥15,879 million as retirement allowances were paid during the interim period under review to employees who retired early due to the structural reform for recovery of profitability which was implemented in the preceding business year. Trade payables and accrued expenses for retirement annuity increased by ¥3,287 million and ¥8,326 million, respectively. As a result, total liabilities decreased by ¥2,736 million compared with the end of preceding business year.

         With respect to capital, other comprehensive income decreased by ¥20,101 million due to an increase in the amount of capital deduction of the foreign currency translation adjustments. However, other retained earnings increased by ¥1,716 million. As a result, total stockholders’ equity decreased by ¥19,332 million compared with the end of preceding business year.

         2) Cash flows for the interim period ended September 30, 2002:

			(Millions of yen)

	Interim period ended	Interim period ended
	September 30, 2002	September 30, 2001	Fluctuation

Cash flows from operating activities	44,070	22,442	21,628

Cash flows from investing activities	Δ 13,345	Δ 37,059	23,714

Cash flows from financing activities	Δ 4,340	Δ 7,293	2,953

Exchange fluctuation	Δ 4,324	Δ 2,298	Δ 2,026

Increase in cash and cash equivalents (Δ loss)	22,061	Δ 24,208	46,269

Balance of cash and cash equivalents as at beginning of business year	125,761	150,917	Δ 25,156

Balance of cash and cash equivalents as at end of business year	147,822	126,709	21,113

• Cash flows from operating activities increased by ¥21,628 million from the corresponding period of the preceding business year to ¥44,070 million. Depreciation and amortization totaled ¥28,503 million, approximately the same level as that for the corresponding period of the preceding business year. Trade receivables decreased by ¥24,674 million and trade payables and taxes payables increased by ¥19,325 million and ¥16,900 million, respectively.

• Cash flows used in investing activities totaled ¥13,345 million, a decrease of ¥23,714 million compared with the corresponding period of the preceding business year. This was mainly attributable to a decrease in payments for acquisition of tangible fixed assets (a decrease of ¥23,622 million from the corresponding period of the preceding business year to ¥14,472 million).

• Cash flows used in financing activities totaled ¥4,340 million, a decrease of ¥2,953 million compared with the corresponding period of the preceding business year. Repayment for short-term loans payables decreased by ¥1,913 million, and payments for dividends decreased by ¥1,334 million from the corresponding period of the preceding business year.

3.	Business Forecasts for the business year ending March 31, 2003

         With respect to the business forecasts for the business year ending March 31, 2003, on a consolidated basis and on a non-consolidated basis, the Company hereby makes a revision of the business forecasts announced in August (on a consolidated basis) and May (on a non-consolidated basis) 2002. In estimating the figures stated below, the Company has taken the following assumptions into consideration:

*	Business forecasts were estimated at an average exchange rate of US$ = ¥120 since the second quarter of the business year and are again estimated at the same exchange rate for the latter half of the business year.

*	With regard to electronic materials and electronic device products, the number of orders was gradually increasing from the beginning of the business year, however, increase in the number of orders has begun to slow down since June. It seems that recovery of demand is not strong enough due to future economic uncertainty, mainly in the U.S. Therefore, it is predicted that operating environment surrounding the electronic components industry continues to be severe.

*	It is expected that in the latter half of the business year, sales of heads for HDDs, and the Company’s major recording device products which are highly valued by its customers, will continue to increase steadily, in the same manner as in the first half of the year, although there are risks such as technical difficulties and decrease in demand due to economic slowdown.

*	It is expected that operating profit equivalent to ¥20,000 million for the business year will be obtained sufficiently by offsetting the decline of selling price which is predicted for the latter half of the business year by cost improvements, etc.

         Business Forecasts for the business year ending March 31, 2003

         [Consolidated Business Forecast]

		Increase or decrease
		in comparison with
		the preceding
	Business forecast	business year or the
	for the year ending	results of the	Forecast as at
	March 31, 2003	preceding business	May, 2002
	(¥ Mil.)	year	(¥ Mil.)

Net Sales	585,000	2.5%	580,000

Operating Profit	20,000	Δ ¥43,722 million	20,000

Earnings before Income Taxes	18,300	Δ ¥43,697 million	17,000

Net Earnings	13,000	Δ ¥25,771 million	13,000

(Note)	“Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (the Emerging Issue Task Force “EITF”) 01-9) has been adopted for the year ending March 31, 2003. Accordingly, the figures of the six months ended September 30, 2001 and the year ended March 31, 2002 have been restated.

         [Non-Consolidated Business Forecast]

		Increase or decrease
		in comparison with
		the preceding
	Business forecast	business year or the
	for the year ending	results of the	Forecast as at
	March 31, 2003	preceding business	May, 2002
	(¥ Mil.)	year	(¥ Mil.)

Net Sales	320,000	0.7%	300,000

Operating Profit	1,800	Δ ¥8,507 million	4,000

Recurring Profit	6,300	- 16.9%	6,500

Net Earnings	300	Δ ¥3,794 million	2,000

[Matters to be noted regarding statements, etc. related to future]
All statements, etc. related to future other than historical facts, such as business forecast, plan, policy, management strategy, objective and schedule of the Company or the Group, as well as recognition and valuation of facts which were included in [this Abbreviated Notice Regarding the Interim Settlement of Accounts] (“Abbreviated Notice”) are forward-looking statements based on estimation, expectation, assumption, plan, recognition, valuation, etc. of the Company as of the date of this Abbreviated Notice pursuant to information obtained by the Company. Furthermore, amounts for forecast and estimation are calculated based on certain premises (assumptions) in addition to facts which were confirmed and recognized accurately in the past. There is no guarantee that such statements, facts or premises (assumptions) are accurate from objective viewpoint or that such statements, facts or premises (assumptions) will be realized in the future. Therefore, such statement, facts or premises (assumptions) may be inaccurate from objective viewpoint or they may not be realized in the future, and there are many risks and factors thereof. To be more precise, electronics business market which is the main business field of the Group is subject to sharp fluctuations, and in addition, as the Group executes its business not only in Japan but also overseas, the business results of the Group may be affected by factors such as technology, demand, price, competition status, change in economic environment in various countries, fluctuation of exchange rates, etc. (Risks and factors are not limited to those mentioned above.)

The premises (assumptions) on which the business forecasts indicated in this Release are based, includes but are not limited to risks and factors mentioned above.

5)	Consolidated Statements of Earnings

					(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or Decrease

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Net sales:	296,380	100.0	270,786	100.0	25,594	9.5

Cost of sales:	223,738	75.5	213,309	78.8	10,429	4.9

Gross profit	72,642	24.5	57,477	21.2	15,165	26.4

Selling, general and administrative expenses:	59,196	20.0	60,288	22.2	Δ 1,092	Δ 1.8

Restructuring charges:	3,427	1.1	—	—	3,427	—

Operating profit (Δ loss)	10,019	3.4	Δ 2,811	Δ 1.0	12,830	—

Non-operating income and loss (Δ loss):

Interest and dividend income	708		1,288		Δ 580

Interest paid	Δ 198		Δ 672		474

Exchange gain (Δ loss)	Δ 1,699		Δ 514		Δ 1,185

Others	Δ 1,194		Δ 373		Δ 821

Total	Δ 2,383	Δ 0.8	Δ 271	Δ 0.1	Δ 2,112	Δ 779.3

Earnings (Δ loss) before income taxes	7,636	2.6	Δ 3,082	Δ 1.1	10,718	—

Income taxes:	2,756	1.0	Δ 3,577	Δ 1.3	6,333	—

Earnings before minority interests	4,880	1.6	495	0.2	4,385	885.9

Minority interests (Δ loss):	Δ 235	—	1,337	0.5	Δ 1,572	—

Net earnings	4,645	1.6	1,832	0.7	2,813	153.5

Net earnings per share	34.98 yen		13.78 yen

Weighted average number of shares in issue	132,802 thousand shares		132,940 thousand shares

(Notes)

1.	Net earnings per share for the interim period are calculated on weighted basis of the average number of shares of common stock in issue (the aggregate number of issued shares).

2.	“Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (the Emerging Issues Task Force (“EITF”) 01-9) has been adopted for the year ending March 31, 2003. Accordingly, the figures of the corresponding period of the previous business year have been restated.

6)	Consolidated Balance Sheet

						(Millions of yen)

A S S E T

Period	As at September 30, 2002		As at March 31, 2001		Increase or Decrease	As at September 30, 2001

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Amount	Ratio (%)

Current Assets:	406,300	55.8	399,206	53.2	7,094	404,776	54.0

Cash on hand and in banks	147,822		125,761		22,061	126,709

Trade receivables	137,796		142,827		Δ 5,301	129,004

Inventories	83,714		91,149		Δ 7,435	117,409

Other current assets	36,968		39,469		Δ 2,501	31,654

Fixed Assets:	321,374	44.2	350,704	46.8	Δ 29,330	344,159	46.0

Investments and loans	19,309		24,265		Δ 4,956	22,173

Tangible fixed assets	244,040		265,590		Δ 21,550	277,477

Other assets	58,025		60,849		Δ 2,824	44,509

Total Assets	727,674	100.0	749,910	100.0	Δ 22,236	748,935	100.0

						(Millions of yen)

LIABILITIES AND STOCKHOLDERS' EQUITY

Period	As at September 30, 2002		As at March 31, 2001		Increase or Decrease	As at September 30, 2001

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Amount	Ratio (%)

Current Liabilities:	99,683	13.7	110,341	14.7	Δ 10,658	106,866	14.3

Short-term loan payables	1,834		2,312		Δ 478	3,654

Trade payables	55,896		52,609		3,287	49,583

Accrued expenses	26,231		23,757		2,474	30,632

Taxes payables	2,484		2,546		Δ 62	2,730

Other current liabilities	13,238		29,117		Δ 15,879	20,267

Fixed Liabilities:	58,971	8.1	51,049	6.8	7,922	33,915	4.5

Long-term loan payables	255		459		Δ 204	612

Accrued expenses for retirement annuity	58,318		49,992		8,326	33,294

Deferred tax	398		598		Δ 200	9

Total Liabilities	158,654	21.8	161,390	21.5	Δ 2,736	140,781	18.8

Minority Interests	4,425	0.6	4,593	0.6	Δ 168	4,220	0.6

Paid-in capital	32,641		32,641		—	32,641

Capital surplus	63,051		63,051		—	63,051

Legal reserve	15,955		15,683		272	15,710

Other retained earnings	521,859		520,143		1,716	551,705

Aggregate amount of other comprehensive income (Δ loss)	Δ 64,100		Δ 43,999		Δ 20,101	Δ 55,591

Treasury stock	Δ 4,811		Δ 3,592		Δ 1,219	Δ 3,582

(Total Stockholders’ Equity)	564,595	77.6	583,927	77.9	Δ 19,332	603,934	80.6

Total Liabilities and Stockholders’ Equity	727,674	100.0	749,910	100.0	Δ 22,236	748,935	100.0

Number of shares issued	132,634 thousand shares		132,860 thousand shares			132,861 thousand shares

7)	Consolidated Capital Account

			(Millions of yen)

Period	April 1, 2002 -	April 1, 2001 -	April 1, 2001 -
	September 30, 2002	March 31, 2002	September 30, 2001

Items	Amount	Amount	Amount

Paid-in capital:

Balance as at the beginning of the year	32,641	32,641	32,641

Balance as at the end of the year	32,641	32,641	32,641

Additional paid-in capital:

Balance as at the beginning of the year	63,051	63,051	63,051

Balance as at the end of the year	63,051	63,051	63,051

Legal reserve:

Balance as at the beginning of the year	15,683	13,409	13,409

Transfer from retained earnings	272	2,274	2,301

Balance as at the end of the year	15,955	15,683	15,710

Other retained earnings:

Balance as at the beginning of the year	520,143	556,165	556,165

Net earnings (Δ loss)	4,645	Δ 25,771	1,832

Cash dividends	Δ 2,657	Δ 7,977	Δ 3,991

Transfer to legal reserve	Δ 272	Δ 2,274	Δ 2,301

Balance as at the end of the year	521,859	520,143	551,705

Other comprehensive profits (Δ losses):

Balance as at the beginning of the year	Δ 43,999	Δ 24,851	Δ 24,851

Other comprehensive income (Δ loss) - after tax effect adjustment	Δ 20,101	Δ 19,148	Δ 30,740

Balance as at the end of the year	Δ 64,100	Δ 43,999	Δ 55,591

Treasury stock:

Balance as at the beginning of the year	Δ 3,592	Δ 2,666	Δ 2,666

Acquisition of treasury stock	Δ 1,219	Δ 926	Δ 916

Balance as at the end of the year	Δ 4,811	Δ 3,592	Δ 3,582

Total amount of capital	564,595	583,927	603,934

General profit (Δ loss):

Net earnings (Δ loss):	4,645	Δ 25,771	1,832

Other comprehensive income (Δ loss) - after tax effect adjustment	Δ 20,101	Δ 19,148	Δ 30,740

General profit for the business year (Δ loss):	Δ 15,456	Δ 44,919	Δ 28,908

8) Consolidated Cash Flow Statement

		(Millions of yen)

Period	April 1, 2002 -	April 1, 2001 -
	September 30, 2002	September 30, 2001

Items	Amount	Amount

Cash flows in operating activities:

Net earnings	4,645	1,832

Net cash of operating activities

Adjustment with respect to income

Depreciation and amortization	28,503	29,062

Loss on disposal of fixed assets	2,441	226

Deferred tax	2,533	Δ 5,363

Loss related to investment securities (Δ gain)	949	Δ 117

Increase or decrease of assets and liabilities

Decrease in trade receivables	306	24,980

Decrease in inventory (Δ increase)	4,616	Δ 3,218

Decrease in trade payables (Δ decrease)	5,451	Δ 13,874

Increase in tax payables (Δ decrease)	62	Δ 16,838

Others	Δ 5,436	5,752

Net cash income in operating activities	44,070	22,442

Cash flows in investment activities:

Acquisition of fixed assets	Δ 14,472	Δ 38,094

Proceeds from sale of investments, etc.	11	326

Payment for acquisition of investment, etc.	Δ 30	Δ 1,859

Others	1,146	2,568

Net cash expenses in investment activities	Δ 13,345	Δ 37,059

Cash flows in financing activities:

Fund raised by long-term debt	35	46

Repayment of long-term debt	Δ 439	Δ 459

Decrease in short-term loan payables	Δ 60	Δ 1,973

Payment for acquisition of own shares	Δ 1,219	Δ 916

Dividends paid	Δ 2,657	Δ 3,991

Net cash expenses in financing activities	Δ 4,340	Δ 7,293

Influence on cash and cash equivalents due to exchange fluctuations	Δ 4,324	Δ 2,298

Increase in cash and cash equivalents (Δ decrease)	22,061	Δ 24,208

Balance of cash and cash equivalents as at the beginning of the business year	125,761	150,917

Balance of cash and cash equivalents as at the end of the interim period	147,822	126,709

9)	Principal Accounting Principles and Procedures adopted for the Preparation of the Consolidated Financial Statements

1.     The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (Statements of the Accounting Standard Board, Statements of Financial Standards reported by the Financial Accounting Standard Board, etc.).

(1)	Marketable securities:

“Accounting for Certain Investments in Debt and Equity Securities” of the Statement of Financial Accounting Standards No. 115, issued by the Financial Accounting Standard Board of the United States, has been adopted.

(2)	Inventories:

Valuation of inventories is based on the lower of cost, and cost thereof is calculated based on the average cost method.

(3)	Method of depreciation:

In calculating expenses for depreciation of tangible fixed assets, the declining balance method is applied for assets existing in Japan and assets owned by a part of overseas subsidiaries, and the straight line method is applied for assets owned by other overseas subsidiaries.

(4)	Tax:

Accounting treatments for income taxes, etc. are based on the assets and liabilities method whereby differences between assets and liabilities for the purpose of accounting and assets and liabilities for the purpose of taxes, and carries forward losses and the future tax effected amount concerned with carries forward tax deduction be recognized to be carried forward tax assets or, as the case may be, carried forward tax liabilities.

(5)	Financial derivative instruments:

“Accounting for Derivative Financial Instruments and Hedge Activities” of the Statement of Financial Accounting Standards No. 133 and the amendment of No. 133 “Accounting Derivative Financial Instruments and Hedge Activities” of the Statement of Financial Accounting Standards No. 138 issued by the Financial Accounting Standard Board of the United States, have been adopted.

(6)	Goodwill and other intangible assets:

“Business Combination” of the Statement of Financial Accounting Standards No. 141 and “Goodwill and Other Intangible Assets” of the Statement of Financial Accounting Standards No. 142 issued by the Financial Accounting Standard Board of the United States, have been adopted.

2.     The number of consolidated subsidiaries of the Company as of September 30, 2002 totaled 73, consisting of 21 domestic companies and 52 overseas companies. The number of affiliates as to investments in which the equity method has been carried out totaled seven, consisting of four domestic companies and three overseas companies. Major changes during the interim period ended September 30, 2002 are the integration of domestic production subsidiaries (see the footnote in the page 3 in English translation of the immediate release) and the incorporation of a subsidiary in Shanghai, China.

3.     Comprehensive income is net earnings for the interim period under review added by other comprehensive income. Other comprehensive income includes foreign currency translation adjustment, minimum pension liability adjustments and increase or decrease in unrealized gains (losses) on securities. Net earnings, other comprehensive income (Δ loss) and comprehensive income (Δ loss) for the previous interim period and for the interim period under review are stated as follows:

Period	April 1, 2002 -	April 1, 2001 -
Items	September 30, 2002	September 30, 2001

Net earnings	4,645	1,832

Other comprehensive income (Δ loss) — after tax effect adjustment:

Breakdown: Foreign currency translation adjustments	Δ 15,542	Δ 7,457

Minimum pension liability adjustments	Δ 2,600	Δ 23,411

Unrealized gains on securities (Δ loss):	Δ 1,959	128

Comprehensive income (Δ loss)	Δ 15,456	Δ 28,908

4.     New Accounting Standards Adopted for the Interim Period Under Review:

(1)  Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)

         In May 2000, the Emerging Issues Task Force reached a final consensus on Issue 00-14 (“EITF 00-14”), “Accounting for Certain Sales Incentives”. EITF 00-14 addresses accounting and reporting standards for sales incentives such as coupons or rebates that are provided by vendors or manufacturers and are exercisable by customers at the point of sale.

         In April 2001, the Emerging Issues Task Force also reached a final consensus on a portion of Issue 00-25 (“EITF 00-25”), “Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor’s Products or Services”. EITF 00-25 addresses the income statement characterization of consideration, other than that directly addressed in EITF 00-14, from a vendor (typically a manufacturer or distributor) to a customer (typically a retailer or wholesaler) in connection with the sale to the customer of the vendor’s products or promotion of sales of the vendor’s products by the customer.

         EITF 00-14 and EITF 00-25 were subsequently codified in and superseded by Issue 01-9 (“EITF 01-9”), “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” on which the Emerging Issue Task Force reached a final consensus. The Company adopted EITF 01-9 on April 1, 2002. The adoption of EIFT 01-9 did not have a material effect on the Company’s consolidated financial position or results of operations.

(2)  Accounting for the Impairment or Disposal of Long-Lived Assets

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets” which supersedes both Statement of Financial Accounting Standards No. 121 (“SFAS 121”), “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions of APB Opinion No. 30 (“Opinion 30”), “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, for the disposal of a segment of a business (as previously defined in that Opinion).

         SFAS 144 retains the fundamental provisions in SFAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS 121. The Company adopted the provision of SFAS 144 on April 1, 2002. The Company does not expect the adoption of SFAS 144 to have a material effect on the Company’s consolidated financial position or results of operations.

(3)  Accounting for Costs Associated with Exit or Disposal Activities

         In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS 146 addresses accounting and reporting standards for costs associated with exit or disposal activities, as well as nullified the previous accounting guidance provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring”). The provisions of SFAS 146 are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, but it is recommended that the provisions of SFAS 146 are to be applied in advance. Currently, the effect on the Company’s consolidated financial statements of adopting SFAS 146 has not yet been determined.

10)	Segment Information

         1.     Segment information by business category and 2. Geographical segment information stated below are required to be disclosed under the Securities Exchange Law of Japan and are not subject to the audit required by the U.S. GAAP.

         “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (the Emerging Issues Task Force (“EITF”) 01-9) has been adopted for the year ending March 31, 2003. Accordingly, the figures of the corresponding period of the previous business year have been restated

1.     Segment information by business category

					(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or Decrease

Business	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Electronic materials and components

Net Sales	234,272	100.0	209,607	100.0	24,665	11.8

1) Unaffiliated customers	234,272		209,607		24,665	11.8

2) Intersegment	—		—		—	—

Operating Expenses	223,557	95.4	210,329	100.3	13,228	6.3

Operating Profit (Δ loss)	10,715	4.6	Δ 722	Δ 0.3	11,437	—

Recording media & systems

Net Sales	62,108	100.0	61,179	100.0	929	1.5

1) Unaffiliated customers	62,108		61,179		929	1.5

2) Intersegment	—		—		—	—

Operating Expenses	62,804	101.1	63,268	103.4	Δ 464	Δ 0.7

Operating Profit (Δ loss)	Δ 696	Δ 1.1	Δ 2,089	Δ 3.4	1,393	—

Total

Net Sales	296,380	100.0	270,786	100.0	25,594	9.5

1) Unaffiliated customers	296,380		270,786		25,594	9.5

2) Intersegment	—		—		—	—

Operating Expenses	286,361	96.6	273,597	101.0	12,764	4.7

Operating Profit (Δ loss)	10,019	3.4	Δ 2,811	Δ 1.0	12,830	—

2.     Geographical segment information

					(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or Decrease

Location	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Japan

Net Sales	173,895	100.0	167,127	100.0	6,768	4.0

Operating profit (Δ loss)	2,664	1.5	738	0.4	1,926	261.0

North and South America

Net Sales	50,938	100.0	47,660	100.0	3,278	6.9

Operating profit (Δ loss)	Δ 309	Δ 0.6	Δ 4,928	Δ 10.3	4,619	—

Europe

Net Sales	34,162	100.0	37,501	100.0	Δ 3,339	Δ 8.9

Operating profit (Δ loss)	Δ 2,295	Δ 6.7	Δ 872	Δ 2.3	Δ 1,423	—

Asia, other

Net Sales	148,987	100.0	123,320	100.0	25,667	20.8

Operating profit (Δ loss)	9,870	6.6	5	—	9,865	—

Elimination of intersegment transactions

Net Sales	111,602		104,822		6,780

Operating profit	Δ 89		Δ 2,246		2,157

Total

Net Sales	296,380	100.0	270,786	100.0	25,594	9.5

Operating profit (Δ loss)	10,019	3.4	Δ 2,811	Δ 1.0	12,830	—

                  (Note)

Net Sales are classified by origins of sales (a location of shipment) and includes intersegment transactions.

3.	Sales by area

					(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or Decrease

Area	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

North and South America	56,294	19.0	50,463	18.6	5,831	11.6

Europe	34,368	11.6	37,817	14.0	Δ 3,449	Δ 9.1

Asia, other	121,429	41.0	97,336	35.9	24,093	24.8

Total of Overseas Sales	212,091	71.6	185,616	68.5	26,475	14.3

Japan	84,289	28.4	85,170	31.5	Δ 881	Δ 1.0

Net Sales on a Consolidated Basis	296,380	100.0	270,786	100.0	25,594	9.5

                  (Note)

Net sales of sales by area are classified based on the area of purchasers.

11)	Market Price Information concerning Marketable Securities

				(Millions of yen)

		Total unrealized gross	Total unrealized gross
	Acquisition cost	profit held	loss held	Fair Value

As at September 30, 2002

Stocks	5,766	150	2,622	3,294

Debt securities	3,287	12	—	3,299

Total	9,053	162	2,622	6,593

As at March 31, 2002

Stocks	4,389	596	—	4,985

Debt securities	3,274	24	—	3,298

Total	7,663	620	—	8,283

As at September 30, 2001

Stocks	3,695	99	435	3,359

Debt securities	2,864	32	—	2,896

Total	6,559	131	435	6,255

12)	Contract Price of Derivative Transactions and Market Prices

			(Millions of yen)

Period	As at September 30, 2002

		Balance
Types of Securities	Contract Price	Sheet Value	Fair Value

<Derivatives>

Forward exchange contracts	17,549	Δ84	Δ84

Currency swap contracts and interest rate and currency swap contracts for investment, etc. into subsidiaries	13,613	Δ48	Δ48

			(Millions of yen)

Year	As at March 31, 2002

		Balance
Types of Securities	Contract Price	Sheet Value	Fair Value

<Derivatives>

Forward exchange contracts	7,576	Δ59	Δ59

Currency swap contracts and interest rate and currency swap contracts for investment, etc. into subsidiaries	13,268	Δ315	Δ315

			(Millions of yen)

Period	As at September 30, 2001

		Balance
Types of Securities	Contract Price	Sheet Value	Fair Value

<Derivatives>

Forward exchange contracts	34,336	358	358

Currency option contracts

for buying	123	Δ1	Δ1

for selling	1,661	Δ1	Δ1

Currency swap contracts and interest rate and currency swap contracts for investment, etc. into subsidiaries	18,406	Δ68	Δ68

13)	Non-Consolidated Interim Statements of Earnings (Non-consolidated)

					(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -		Increase or
	September 30, 2002		September 30, 2001		Decrease

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

Recurring Profit and Loss:

Operating profit and loss:

Operating income:

Net sales	167,260	100.0	164,023	100.0	3,237	2.0

Operating expenses:	(163,779)	(97.9)	(164,342)	(100.2)	Δ563	Δ0.3

Cost of sales	136,194		134,770

Selling, general and administrative expenses	27,585		29,572

Operating profit (Δ loss):	3,480	2.1	Δ319	Δ0.2	3,799	—

Non-operating profit and loss:

Non-operating income:	(5,815)	(3.5)	(15,248)	(9.3)	Δ9,433	Δ61.9

Interest and dividend income	2,687		12,904

Other non-operating income	3,128		2,344

Non-operating expenses:	(2,358)	(1.5)	(958)	(0.6)	1,400	146.1

Interest paid	8		37

Exchange loss	483		414

Other non-operating expenses	1,866		506

Recurring profit:	6,937	4.1	13,970	8.5	Δ7,033	Δ50.3

Extraordinary Profit and Loss:

Extraordinary profit:	(253)	(0.2)	(376)	(0.2)	Δ123	Δ32.7

Gain on prior year adjustment of patent fees, etc.	147		—

Gain on sales of metal magnet business	85		—

Reversal of allowance for doubtful accounts	—		305

Other extraordinary profit	20		70

Extraordinary loss:	(5,102)	(3.1)	(704)	(0.4)	4,398	624.7

Extraordinary loss on business structural reform	2,958		—

Loss from devaluation of investment securities	952		442

Loss resulting from devaluation of shares of subsidiaries	725		—

Loss on disposal of fixed assets	465		261

Net earnings before income taxes:	2,088	1.2	13,642	8.3	Δ11,554	Δ84.7

Income tax, resident tax and enterprise tax	27		2,050

Refunded income taxes	Δ509		—

Reversal of prior year corporation taxes	Δ595		—

Adjustment for income taxes	2,109		1,840

Net earnings for the current business year:	1,056	0.6	9,752	5.9	Δ8,696	Δ89.2

Retained earnings brought forward	20,090		30,481

Unappropriated retained earnings for the current business year:	21,147		40,233

14)	Non-Consolidated Balance Sheets

						(Millions of yen)

	ASSET

Period					Increase or
	(As at September 30, 2002)		(As at March 31, 2001)		Decrease	(As at September 30, 2001)

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Amount	Ratio (%)

Current Assets:	220,153	43.1%	208,854	40.0%	11,299	235,248	43.5%

Cash on hand and in banks	51,904		50,673			16,509

Trade receivables — notes	5,230		5,179			5,607

Trade receivables — accounts	79,395		74,825			83,083

Securities	7,899		—			30,059

Products	9,901		11,936			17,301

Raw materials and supplies	6,215		7,541			9,054

Work in process	9,639		9,981			13,149

Advance payments	6,350		6,979			6,273

Income taxes receivables	807		2,867			—

Deferred tax assets	2,309		1,516			1,631

Short-term loan receivables	35,199		31,950			47,635

Other current assets	5,416		5,673			5,273

Allowance for doubtful accounts	Δ116		Δ270			Δ328

Fixed Assets:	290,771	56.9	313,286	60.0	Δ22,515	305,589	56.5

Tangible Fixed Assets:	131,533	25.7	139,109	26.6	Δ7,576	144,988	26.8

Buildings and structures	44,925		46,899			49,053

Machinery and equipment	57,992		60,159			51,300

Vehicles, tools, furniture and fixtures	5,302		5,727			6,026

Land	16,515		16,511			15,491

Construction in progress	6,796		9,811			23,116

Intangible fixed assets:	3,556	0.7	3,687	0.7	Δ131	3,554	0.7

Investments, etc.:	155,682	30.5	170,489	32.7	Δ14,807	157,046	29.0

Investment securities	4,200		8,267			7,008

Investment in subsidiaries	105,807		106,472			106,624

Long-term loans receivable	19,433		25,630			14,835

Long-term prepaid expenses	4,039		4,642			5,182

Long-term deferred tax assets	21,708		24,509			18,608

Treasury stock	—		—			3,581

Other investments	1,546		1,709			1,930

Allowance for doubtful accounts	Δ1,052		Δ741			Δ726

Total Assets	510,925	100.0	522,140	100.0	Δ11,215	540,838	100.0

(Notes)

	(1)	Accumulated amount of depreciation of tangible fixed assets	¥246,681 million

	(2)	Balance at the end of the year of guarantee liabilities	¥7,414 million

	LIABILITIES AND STOCKHOLDERS’ EQUITY

Period					Increase or
	(As at September 30, 2002)		(As at March 31, 2001)		Decrease	(As at September 30, 2001)

Items	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Amount	Ratio (%)

Current Liabilities:	61,733	12.1%	73,308	14.0%	Δ11,575	69,687	12.9%

Trade payables — accounts	38,055		35,999			34,671

Accounts payable	4,295		21,109			11,847

Income taxes payable	27		—			1,792

Accrued expenses	9,589		8,985			11,777

Deposit received	9,636		6,625			9,540

Other current liabilities	129		587			58

Fixed Liabilities:	25,720	5.0	22,392	4.3	3,328	23,725	4.4

Accrued retirement benefits	25,417		21,803			23,201

Reserve for retirement grants for officers	302		589			523

Total Liabilities	87,453	17.1	95,701	18.3	Δ8,248	93,412	17.3

Paid-in Capital:	32,641	6.4	32,641	6.3	—	32,641	6.0

Capital surplus:	59,256	11.6	59,256	11.3	—	59,256	11.0

Additional paid-in capital	59,256		59,256			59,256

Earned surplus:	336,399	65.8	337,999	64.8	Δ1,600	355,531	65.7

Legal reserve	8,160		8,160			8,160

Voluntary reserve	307,090		307,137			307,137

Special depreciation reserve	1,037		1,084			1,084

General reserve	306,053		306,053			306,053

Retained earnings	21,147		22,700			40,233

(Net earnings or net loss (Δ) for the interim period)	(1,056)		(Δ3,794)			(9,752)

Unrealized gain or loss:	Δ15	Δ0.0	133	0.0	Δ148	Δ4	Δ0.0

Treasury stock:	Δ4,810	Δ0.9	Δ3,592	Δ0.7	Δ1,218	—	0.0

Total Stockholders’ equity	423,471	82.9	426,439	81.7	Δ2,968	447,425	82.7

Total Liabilities and Stockholders’ Equity	510,925	100.0	522,140	100.00	Δ11,215	540,838	100.00

15)	Principal Accounting Principles and Procedures adopted for the Preparation of the Balance Sheet and the Statement of Earnings for the Interim Business Period (Consolidated)

1.	Method of valuation and valuation basis of inventories

(1)	Products, goods and work in progress: The lower of cost or market value method on the basis of periodic average method.

(2)	Raw materials and supplies: The lower of cost or market value method on the basis of the monthly moving average cost method.

2.	Method of evaluation and evaluation basis of securities

(1)	Shares of subsidiaries and affiliates: The cost method on the basis of moving average cost method

(2)	Other securities
Marketable securities:
Market price method based on the fair market price as of the end of the interim period (any balance resulting from evaluation of securities shall directly be entered into capital account, while any cost of sales of marketable securities shall be calculated based on a moving average cost method).

Non-marketable securities: The cost method on the basis of the moving average cost method.

3.	Method of evaluation and evaluation basis of derivatives: The market price method

4.	Method of depreciation of fixed assets

(1)	Tangible fixed assets:
Depreciation of buildings (other than facilities attaching to the buildings) is computed using the straight-line method, and property other than buildings is computed using the declining balance method.

(2)	Intangible fixed assets:
Depreciation of intangible fixed assets is computed using the straight-line method.
Software is computed using the straight-line method based on the utilizable period (5 years) within the Company.

5.	Accounting standard for appropriation of important reserves

(1)	Accrued retirement benefits:
It is stated at such an amount as deemed to have been incurred at the end of the interim period under review based on the estimated value of the liabilities for retirement benefits and pension fund as at March 31, 2003 for the future payment of retirement benefits.

(2)	Reserve for retirement grants for officers:
It is stated as an amount to be required at the end of the interim period for the preparation of the payment of retirement grants to retiring officers in accordance with the internal regulations of the Company. Provided, however, that by the resolution of the Board of Directors, the reserve for retirement grants for directors have been suspended since the next following date of the 106th meeting of stockholders of the Company being held. The reserve for retirement grants for directors, which has already been reserved, shall be paid at a retirement of directors upon resolution of the stockholders’ meeting of the Company.

(3)	Allowance for doubtful accounts:
It is stated at such an amount as estimated based on the past experience for bad debt ratio with respect to doubtful accounts in general, but such an amount as deemed necessary in consideration of an individual estimate on possibility of collection with respect to doubtful accounts.

6.	Method of accounting for lease transactions:

Finance leases, except for those in which ownership is deemed to be transferred to the lessee, are accounted for as operating leases, that is, the rental of property.

7.	Method of accounting consumption tax, etc.:

No consumption tax and local consumption tax are included in the financial statements.

16)	Lease Transactions (Non-consolidated)

         Finance lease transactions other than those in which the ownership to the leased property is deemed to have been transferred to the lessor.

1.	Acquisition cost of the leased property, accumulated depreciation and the balance as at the end of the period:

(Millions of yen)

Period	April 1, 2002 -			April 1, 2001 -			April 1, 2001 -
	September 30, 2002			March 31, 2002			September 30, 2001

	Acquisition	Accumulated	Balance as at the	Acquisition	Accumulated	Balance as at the	Acquisition	Accumulated	Balance as at the
Items	cost	depreciation	period	cost	depreciation	period	cost	depreciation	period

Machine and equipment	—	—	—	—	—	—	—	—	—

Vehicle, tool, equipment and fixtures	3,219	1,616	1,603	3,313	1,601	1,712	3,397	1,420	1,977

Total	3,219	1,616	1,603	3,313	1,601	1,712	3,397	1,420	1,977

         (Note)    Acquisition cost is calculated with interest payables included since its ratio in fixed tangible assets as at September 30, 2002 is low.

2.	The balance of lease for the future period:

			(Millions of yen)

Period	April 1, 2002 -	April 1, 2001 -	April 1, 2001 -
Classification	September 30, 2002	March 31, 2002	September 30, 2001

Less than one year	694	696	728

More than one year	909	1,015	1,248

Total	1,603	1,712	1,977

         (Note)    The lease for the future period is calculated with interest payables included since its ratio in fixed tangible assets as at September 30, 2002 is low.

3.	Lease paid and depreciation cost:

			(Millions of yen)

Period	April 1, 2002 -	April 1, 2001 -	April 1, 2001 -
Classification	September 30, 2002	March 31, 2002	September 30, 2001

Lease paid	378	821	428

Depreciation cost	378	821	428

4.	Method of depreciation:

The lease period is the years of use and the straight-line method is applied with the balance value being zero.

(Supplement)

Ratio of Results on a Consolidated Basis to Results on a Non-Consolidated Basis

	Ratio of the interim period	Ratio of the corresponding period of
	ended September 30, 2002	the preceding business year

Net Sales	1.8	1.7

Operating Profit	2.9	—

Earnings before income taxes	3.7	—

Interim Net Earnings	4.4	0.2

Exchange rates used for conversion

Period	April 1, 2002 -		April 1, 2001 -
	September 30, 2002		September 30, 2001

Items	¥/US$1	¥/Euro1	¥/US$1	¥/Euro1

Translation of sales	123.07	116.92	122.24	107.76

The end of the period	122.60	120.37	119.40	109.30

Non-consolidated

						(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -			April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or	March 31, 2002
					decrease
		Ratio to		Ratio to	Ratio		Ratio to
Items	Amount	Sales (%)	Amount	Sales (%)	(%)	Amount	Sales (%)

Investment in facilities	6,999	—	22,146	—	Δ68.4	34,563	—

Depreciation expenses	12,518	7.5	11,057	6.7	13.2	25,272	8.0

Research and development expenses	10,967	6.6	13,272	8.1	Δ17.4	26,776	8.4

Result of financial operation	2,678		12,866		Δ79.2	13,108

Number of employees (as of September 30)	6,304		7,283			7,168

Consolidated

						(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -			April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or	March 31, 2002
					decrease
		Ratio to		Ratio to	Ratio		Ratio to
Items	Amount	Sales (%)	Amount	Sales (%)	(%)	Amount	Sales (%)

Investment in facilities	14,472	—	38,094	—	Δ62.0	58,777	—

Depreciation expenses	28,503	9.6	29,062	10.7	Δ1.9	61,920	10.9

Research and development expenses	15,649	5.3	19,065	7.0	Δ17.9	38,630	6.8

Result of financial operation	510		616		Δ17.2	769

Number of employees (as of September 30)	31,728		35,428			32,249

Ratio of overseas production	55.6%		53.1%			53.8%

(Note)

         “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (the Emerging Issues Task Force (“EITF”) 01-9) has been adopted for the year ending March 31, 2003. Accordingly, the figures of the six months ended Sep. 30, 2001 and the year ended March 31, 2002 have been restated.

Overseas sales by division

						(Millions of yen)

Period	April 1, 2002 -		April 1, 2001 -			April 1, 2001 -
	September 30, 2002		September 30, 2001		Increase or	March 31, 2002
					decrease
	Amount	Ratio to	Amount	Ratio to	Ratio	Amount	Ratio to
Items	(¥ Mil.)	Sales (%)	(¥ Mil.)	Sales (%)	(%)	(¥ Mil.)	Sales (%)

Electronic materials & components:	167,212	56.4	142,040	52.4	17.7	305,775	53.6

Electronic components	64,577	21.8	57,052	21.0	13.2	116,275	20.4

Electronic devices	29,360	9.9	28,184	10.4	4.2	55,234	9.7

Recording devices	69,154	23.3	50,874	18.8	35.9	124,298	21.8

Semiconductors & others	4,121	1.4	5,930	2.2	Δ30.5	9,968	1.7

Recording media & systems	44,879	15.2	45,576	16.1	3.0	99,932	17.5

Overseas Sales	212,091	71.6	185,616	68.5	14.3	405,707	71.1

(Note)

         “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (the Emerging Issues Task Force (“EITF”) 01-9) has been adopted for the year ending March 31, 2003. Accordingly, the figures of the six months ended Sep. 30, 2001 and the year ended March 31, 2002 have been restated.